Exhibit (g)


                          INVESTMENT ADVISORY AGREEMENT

         THIS AGREEMENT is entered into this 12th day of February, 2001 by and between BANCROFT CONVERTIBLE FUND, INC., a Delaware corporation (the "Company"), and DAVIS-DINSMORE MANAGEMENT COMPANY, a Delaware corporation (the "Adviser").

                                   Background
                                   ----------

         The Company is registered as a diversified, closed end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"). The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). The Company desires to engage the Adviser to provide investment advisory services to the Company, and the Adviser desires to provide such services to the Company, all on the terms and conditions set forth below.

         NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    Agreement
                                    ---------

         SECTION 1. Appointment of Investment Adviser. The Company hereby appoints the Adviser to provide investment advisory services to the Company, and the Adviser hereby accepts such appointment, subject to the terms and conditions set forth in this Agreement.

         SECTION 2. Advisory Services. Subject at all times to the supervision of the Board of Directors of the Company, the Adviser shall supervise all aspects of the Company's operations, including the investment and reinvestment of cash, securities or other properties comprising the Company's assets.

         In carrying out its obligations in the preceding paragraph of this
Section 2, the Adviser shall (a ) supervise all aspects of the operations of the Company; (b) obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or any industry or the Company or any issuer of securities held or to be purchased by the Company; (c) determine which issuers and securities shall be represented in the Company's investment portfolio and regularly report thereon to the Board of Directors; (d) place orders for the purchase and sale of securities for the Company; and (e) take, on behalf of the Company, such other action as may be necessary or appropriate in connection with the foregoing.

         In placing orders for the purchase and sale of securities for the Company, the Adviser shall be guided by the Company's investment objectives, policies and limitations as delineated by statements contained in the various documents filed by the Company with the Securities and Exchange Commission as such documents may from time to time be amended. The Company will make available to the Adviser such financial reports, proxy statements, legal and other information relating to its investments as may be in the possession of the Company or available to it.

         The Adviser is hereby obligated, in placing orders for the purchase and sale of securities for the Company, to obtain the most favorable price and execution available under the circumstances and to keep true, accurate and current books and records containing sufficient detail to demonstrate compliance with this obligation. In determining the most favorable price and execution in each transaction the determinative factor is not necessarily the lowest possible commission cost. The Adviser may consider the full range and quality of the services of broker-dealers in placing brokerage including, but not by way of limitation, the value of research provided as well as execution capability, commission rate, financial responsibility and responsiveness of the broker-dealer to the Adviser. Accordingly, to the extent provided by law, in executing portfolio transactions, the Adviser may pay a broker-dealer which provides brokerage or research services a commission in excess of that which another broker-dealer would have charged for the same transaction.

         SECTION 3. Independent Contractor. The Adviser shall, for all purposes of this Agreement, be deemed to be an independent contractor and shall have no authority to act for or represent the Company unless otherwise provided. No agreement, bid, offer, commitment, contract or other engagement entered into by the Adviser, whether on behalf of the Adviser or whether purported to have been entered into by the Adviser on behalf of the Company, shall be binding upon the Company, and all acts authorized to be done by the Adviser under this Agreement shall be done by the Adviser as an independent contractor and not as agent.

         SECTION 4. Expenses. The Adviser shall provide the Company with office space and facilities, pay the salaries of its executive officers and furnish clerical, bookkeeping and statistical services to the Company, and pay all expenses incurred by the Adviser in the performance of this Agreement.

         The Company will pay all expenses incurred by it and not assumed by the Adviser including, but not by way of limitation, expenses in connection with its organization and with the offering of its securities; fees and expenses of its unaffiliated directors; legal and accounting fees, fees of its custodian, registrar, transfer agent; dividend disbursing agent and Dividend Reinvestment Plan Agent; taxes, interest, brokerage commissions; and direct costs of postage, printing, copying and travel expenses attributable to the conduct of the business of the Company. In addition, the Company will pay the costs and expenses of its Treasurer's office, up to a maximum of $25,000 per year, incurred in connection with its performance of certain services for the Company, including the valuation of securities owned by the Company, the preparation of financial statements and schedules of the Company's investments for inclusion in certain periodic reports to the Company's Board of Directors and to the Securities and Exchange Commission, the maintenance of files relating to the foregoing, and rent, personnel costs and other overhead expenses allocable to the aforementioned services. Subject to approval of the Company's directors who are not "interested persons" of either the Adviser or the Company, as defined by the 1940 Act, the Company may also pay the costs of any additional services performed in the future by the Treasurer's office in lieu of similar services previously performed by third party contractors at the Company's expense.

         SECTION 5. Compensation. As compensation for the services performed by the Adviser, the Company will pay the Adviser on the last day of each month a fee for such month computed at an annual rate of .75% of the first $100,000,000 of the Company's average net assets and .50% of the Company's average net assets in excess of $100,000,000.

         For the purpose of calculation of the fee, the net asset value for a month will be the average of the Company's net asset values at the close of business on the last business day on which the New York Stock Exchange is open in each week in the month.

         If this Agreement shall become effective subsequent to the first day of a month, or shall terminate before the last day of a month, the Adviser's compensation for such fraction of the monthly period shall be determined by applying the foregoing percentage to the net asset value of the Company during such fraction of a monthly period (which net asset value shall be determined in such reasonable manner as the Board of the Company shall deem appropriate) and in the proportion that such fraction of a monthly period bears to the entire month.

         Compensation under this Agreement will begin to accrue on its effective date.

         SECTION 6. Approval of Agreement; Termination. This Agreement will be submitted to the Company's stockholders for approval. If approved by the vote of a "majority of the outstanding voting securities" of the Company as such term is defined in the 1940 Act, this Agreement will be in effect from the date of approval. Unless terminated by either party, this Agreement will remain in effect until December 31, 2002, and for successive one-year periods thereafter, provided that such continuation is approved annually (i) by the Board of Directors of the Company or by the holders of a majority of the outstanding voting securities of the Company and (ii) by a majority of the directors who are not parties to this Agreement or "interested persons," as defined in the 1940 Act, of any such party.

         This Agreement is terminable without penalty by either party on 60 days' written notice and will terminate automatically in the event of its assignment.

         Except as specified above, this Agreement may not be amended, transferred, assigned, sold or in any other manner hypothecated or pledged; provided, however, that this limitation shall not prevent any minor amendments to this Agreement which may be required by Federal or state regulatory bodies.

         SECTION 7. Liability. The Adviser shall give the Company the benefit of its best judgment and efforts in rendering the services set forth herein. The Company agrees as an inducement to the undertaking of these services by the Adviser that the Adviser shall not be liable for any error of judgment or for any loss suffered by the Company in connection with any matters to which this Agreement relates, except that nothing herein contained shall be construed to protect the Adviser against any liability by reason of willful misfeasance, bad faith or gross negligence in the performance by the Adviser of its duties or the reckless disregard of the Adviser's obligations or duties under this Agreement.

         SECTION 8. Multiple Capacities. Except to the extent necessary for performance of the Adviser's obligations hereunder, nothing shall restrict the Adviser's right or the right of any of the Adviser's directors, officers or employees who may be directors, officers or employees of the Company to engage in any other business or to devote time and attention to the management or other aspects of any other business whether of a similar or dissimilar nature or to render services of any kind to any other corporation, firm, individual or association.

         The Company understands that the Adviser now acts and will continue to act as an investment adviser to another registered investment company and may act in the future as an investment adviser to fiduciary and other managed accounts and investment companies. The Company has no objection to the Adviser so acting, provided that whenever the Company and one or more other investment companies or accounts advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each company and account. The Company recognizes that in some cases this procedure may adversely affect the size of the positions obtainable and the prices realized for the Company.

         It is understood and agreed that the directors, officers, agents, employees and stockholders of the Company may be interested in the Adviser as directors, officers, stockholders, employees, agents or otherwise, and that the directors, officers, agents, employees and stockholders of the Adviser may be interested in the Company as a stockholder or otherwise.

         SECTION 9. Concerning Applicable Provisions of Law, Etc. This Agreement shall be subject to all applicable provisions of law, including, but not limited to, the applicable provisions of the 1940 Act; and, to the extent that any provisions herein contained conflict with any such applicable provisions of law, the latter shall control.

         The laws of the State of Delaware shall, except to the extent that any applicable provisions of some other law shall be controlling, govern the construction, validity and effect of this Agreement.

         The headings preceding the text of the several sections herein are inserted solely for convenience of reference and shall not affect the meaning, construction or effect of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                       BANCROFT CONVERTIBLE FUND, INC.


                                       By /s/ Thomas H. Dinsmore
                                          -------------------------------
                                          (Chairman)


                                  DAVIS-DINSMORE MANAGEMENT
                                       COMPANY


                                       By /s/ Jane D. O'Keeffe
                                          -------------------------------
                                                    (President)